Exhibit 99.1
FOR IMMEDIATE RELEASE

Contacts:	Farhan Ahmad	Erica Rodriguez Pompen
	Investor Relations	Media Relations
	farhanahmad@micron.com	epompen@micron.com
	(408) 834-1927	(408) 834-1873

MICRON TECHNOLOGY, INC. REPORTS RESULTS FOR THE
THIRD QUARTER OF FISCAL 2021

Strong execution drives robust free cash flow

BOISE, Idaho, June 30, 2021 – Micron Technology, Inc. (Nasdaq: MU) today announced results for its third quarter of fiscal 2021, which ended June 3, 2021.

Fiscal Q3 2021 highlights
•Revenue of $7.42 billion versus $6.24 billion for the prior quarter and $5.44 billion for the same period last year
•GAAP net income of $1.74 billion, or $1.52 per diluted share
•Non-GAAP net income of $2.17 billion, or $1.88 per diluted share
•Operating cash flow of $3.56 billion versus $3.06 billion for the prior quarter and $2.02 billion for the same period last year

“Micron set multiple market and product revenue records in our third quarter and achieved the largest sequential earnings improvement in our history,” said Micron Technology President and CEO Sanjay Mehrotra. “Our industry-leading 1α DRAM and 176-layer NAND now represent a meaningful portion of our production, and Micron is in the best position ever to capitalize on the long-term demand trends across the data center, intelligent edge and user devices.”

Quarterly Financial Results
(in millions, except per share amounts)	GAAP(1)			Non-GAAP(2)
	FQ3-21	FQ2-21	FQ3-20	FQ3-21	FQ2-21	FQ3-20

Revenue	$7,422	$6,236	$5,438	$7,422	$6,236	$5,438
Gross margin	3,126	1,649	1,763	3,185	2,054	1,804
percent of revenue	42.1%	26.4%	32.4%	42.9%	32.9%	33.2%
Operating expenses	1,327	986	875	821	797	823
Operating income	1,799	663	888	2,364	1,257	981
percent of revenue	24.2%	10.6%	16.3%	31.9%	20.2%	18.0%
Net income attributable to Micron	1,735	603	803	2,173	1,128	941
Diluted earnings per share	1.52	0.53	0.71	1.88	0.98	0.82

Investments in capital expenditures, net(2) were $2.04 billion for the third quarter of 2021, which resulted in adjusted free cash flows(2) of $1.52 billion. Micron ended the quarter with cash, marketable investments, and restricted cash of $9.82 billion, for a net cash(2) position of $3.10 billion.

Business Outlook

The following table presents Micron’s guidance for the fourth quarter of 2021:

FQ4-21	GAAP(1) Outlook	Non-GAAP(2) Outlook

Revenue	$8.2 billion ± $200 million	$8.2 billion ± $200 million
Gross margin	46.0% ± 1%	47.0% ± 1%
Operating expenses	$955 million ± $25 million	$900 million ± $25 million
Diluted earnings per share	$2.23 ± $0.10	$2.30 ± $0.10

Further information regarding Micron’s business outlook is included in the prepared remarks and slides, which have been posted at investors.micron.com.

Investor Webcast

Micron will host a conference call on Wednesday, June 30, 2021, at 2:30 p.m. MT, to discuss its third quarter financial results and provide forward-looking guidance for its fourth quarter. A live webcast of the call will be available online at investors.micron.com. A webcast replay will be available for one year after the call. For Investor Relations and other company updates, follow @MicronTech on Twitter at twitter.com/MicronTech.

About Micron Technology, Inc.

We are an industry leader in innovative memory and storage solutions transforming how the world uses information to enrich life for all. With a relentless focus on our customers, technology leadership, and manufacturing and operational excellence, Micron delivers a rich portfolio of high-performance DRAM, NAND, and NOR memory and storage products through our Micron® and Crucial® brands. Every day, the innovations that our people create fuel the data economy, enabling advances in artificial intelligence and 5G applications that unleash opportunities — from the data center to the intelligent edge and across the client and mobile user experience. To learn more about Micron Technology, Inc. (Nasdaq: MU), visit micron.com.

© 2021 Micron Technology, Inc. All rights reserved. Micron, the Micron logo, and all other Micron trademarks are the property of Micron Technology, Inc. All other trademarks are the property of their respective owners.

Forward-Looking Statements

This press release contains forward-looking statements regarding our industry, our strategic position, the completion of and timing for closing the pending sale of our Lehi facility, and our financial and operating results. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially. Please refer to the documents we file with the Securities and Exchange Commission, specifically our most recent Form 10-K and Form 10-Q. These documents contain and identify important factors that could cause our actual results to differ materially from those contained in these forward-looking statements. These certain factors can be found at www.micron.com/certainfactors. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. We are under no duty to update any of the forward-looking statements after the date of this release to conform these statements to actual results.

(1)GAAP represents U.S. Generally Accepted Accounting Principles.
(2)Non-GAAP represents GAAP excluding the impact of certain activities, which management excludes in analyzing our operating results and understanding trends in our earnings, adjusted free cash flow, net cash, and business outlook. Further information regarding Micron’s use of non-GAAP measures and reconciliations between GAAP and non-GAAP measures are included within this press release.

MICRON TECHNOLOGY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share amounts)
(Unaudited)

	3rd Qtr.	2nd Qtr.	3rd Qtr.	Nine Months Ended
	June 3, 2021	March 4, 2021	May 28, 2020	June 3, 2021	May 28, 2020

Revenue	$7,422	$6,236	$5,438	$19,431	$15,379
Cost of goods sold	4,296	4,587	3,675	12,920	10,895
Gross margin	3,126	1,649	1,763	6,511	4,484

Research and development	670	641	649	1,958	1,970
Selling, general, and administrative	230	214	216	658	650
Restructure and asset impairments	453	5	4	466	10
Other operating (income) expense, net	(26)	126	6	101	8
Operating income	1,799	663	888	3,328	1,846

Interest income	8	10	23	28	101
Interest expense	(46)	(42)	(51)	(136)	(144)
Other non-operating income (expense), net	45	4	10	62	55
	1,806	635	870	3,282	1,858

Income tax (provision) benefit	(65)	(48)	(68)	(164)	(144)
Equity in net income (loss) of equity method investees	(6)	16	3	23	6
Net income	1,735	603	805	3,141	1,720

Net income attributable to noncontrolling interests	—	—	(2)	—	(21)
Net income attributable to Micron	$1,735	$603	$803	$3,141	$1,699

Earnings per share
Basic	$1.55	$0.54	$0.72	$2.81	$1.53
Diluted	1.52	0.53	0.71	2.75	1.50

Number of shares used in per share calculations
Basic	1,121	1,120	1,111	1,119	1,110
Diluted	1,145	1,144	1,129	1,141	1,131

MICRON TECHNOLOGY, INC.
CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

As of	June 3, 2021	March 4, 2021	September 3, 2020

Assets
Cash and equivalents	$7,759	$6,507	$7,624
Short-term investments	590	677	518
Receivables	4,231	3,353	3,912
Inventories	4,537	4,743	5,373
Assets held for sale	966	1,461	—
Other current assets	478	538	538
Total current assets	18,561	17,279	17,965
Long-term marketable investments	1,399	1,316	1,048
Property, plant, and equipment	32,209	31,848	31,031
Operating lease right-of-use assets	558	575	584
Intangible assets	350	342	334
Deferred tax assets	822	726	707
Goodwill	1,228	1,228	1,228
Other noncurrent assets	816	821	781
Total assets	$55,943	$54,135	$53,678

Liabilities and equity
Accounts payable and accrued expenses	$4,427	$4,550	$5,817
Current debt	297	323	270
Other current liabilities	738	560	548
Total current liabilities	5,462	5,433	6,635
Long-term debt	6,418	6,298	6,373
Noncurrent operating lease liabilities	513	528	533
Noncurrent unearned government incentives	722	661	643
Other noncurrent liabilities	569	552	498
Total liabilities	13,684	13,472	14,682

Commitments and contingencies

Shareholders’ equity
Common stock	120	120	119
Additional capital	9,285	9,234	8,917
Retained earnings	36,452	34,723	33,384
Treasury stock	(3,645)	(3,495)	(3,495)
Accumulated other comprehensive income (loss)	47	81	71
Total equity	42,259	40,663	38,996
Total liabilities and equity	$55,943	$54,135	$53,678

MICRON TECHNOLOGY, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

Nine months ended	June 3, 2021	May 28, 2020

Cash flows from operating activities
Net income	$3,141	$1,720
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation expense and amortization of intangible assets	4,593	4,083
Amortization of debt discount and other costs	22	20
Noncash restructure and asset impairment	446	(7)
Stock-based compensation	285	239
(Gain) loss on debt prepayments, repurchases, and conversions	1	(40)
Change in operating assets and liabilities
Receivables	(340)	(461)
Inventories	814	(248)
Accounts payable and accrued expenses	(309)	700
Deferred income taxes, net	(94)	26
Other	25	3
Net cash provided by operating activities	8,584	6,035

Cash flows from investing activities
Expenditures for property, plant, and equipment	(8,015)	(5,943)
Purchases of available-for-sale securities	(1,919)	(793)
Proceeds from maturities of available-for-sale securities	1,024	636
Proceeds from sales of available-for-sale securities	473	1,157
Proceeds from government incentives	335	140
Other	47	(48)
Net cash provided by (used for) investing activities	(8,055)	(4,851)

Cash flows from financing activities
Repayments of debt	(1,344)	(4,286)
Payments on equipment purchase contracts	(139)	(49)
Acquisition of noncontrolling interest in IMFT	—	(744)
Proceeds from issuance of debt	1,188	5,000
Other	(142)	(56)
Net cash provided by (used for) financing activities	(437)	(135)

Effect of changes in currency exchange rates on cash, cash equivalents, and restricted cash	44	(8)

Net increase (decrease) in cash, cash equivalents, and restricted cash	136	1,041
Cash, cash equivalents, and restricted cash at beginning of period	7,690	7,279
Cash, cash equivalents, and restricted cash at end of period	$7,826	$8,320

MICRON TECHNOLOGY, INC.
NOTES
(Unaudited)

Inventory

Effective as of the beginning of the second quarter of 2021, we changed our method of inventory costing from average cost to FIFO. This change in accounting principle is preferable because in an environment with continuously changing production costs FIFO more closely matches the actual cost of goods sold with the revenues from sales of those specific units, better represents the actual cost of inventories remaining on hand at any period-end, and improves comparability with our semiconductor industry peers. The change to FIFO was not material to any prior periods, nor was the cumulative effect of $133 million material to the second quarter of 2021. As such, prior periods were not retrospectively adjusted, and the cumulative effect was reported as an increase to cost of goods sold for the second quarter of 2021 of $133 million, with an offsetting reduction to beginning inventories. This charge resulted in a corresponding reduction to operating income, a $128 million reduction to net income, and an $0.11 reduction to diluted earnings per share for both the second quarter and first nine months of 2021.

Beginning in the second quarter of 2021, we changed the classification of spare parts for equipment to better align with the manner in which they are used in operations. As a result, we now present spare parts as other current assets and no longer as a component of raw materials inventories. This reclassification was applied on a retrospective basis. As a result, $256 million of spare parts were presented in other current assets as of June 3, 2021, and we reclassified spare parts from inventories to other current assets of $270 million and $234 million in the accompanying balance sheets as of March 4, 2021 and September 3, 2020, respectively.

Lehi, Utah, Fab and 3D XPoint

In the second quarter of 2021, we updated our portfolio strategy to further strengthen our focus on memory and storage innovations for the data center market. In connection therewith, we determined that there was insufficient market validation to justify the ongoing investments required to commercialize 3D XPointTM at scale. Accordingly, we ceased development of 3D XPoint technology and engaged in discussions with potential buyers for the sale of our facility located in Lehi that was dedicated to 3D XPoint production. As a result, we classified the property, plant, and equipment as held-for-sale and ceased depreciating the assets. On June 30, 2021, we announced that we have entered into a definitive agreement to sell our Lehi facility to Texas Instruments for cash consideration of $900 million. The sale is anticipated to close later this calendar year.

In the third quarter of 2021, we recognized a charge of $435 million included in restructure and asset impairments (and a tax benefit of $104 million included in income tax (provision) benefit) to write down the assets held for sale to the expected consideration, net of estimated selling costs, to be realized from the sale of these assets and liabilities. The impairment charge was based on Level 3 inputs including expected consideration and the composition of assets included in the sale, which were derived from the agreement with TI. In the second quarter of 2021, we also recognized a charge of $49 million to cost of goods sold to write down 3D XPoint inventory due to our decision to cease further development of this technology.

As of June 3, 2021, the significant balances of assets held-for-sale in connection with our Lehi facility were as follows:

As of	June 3, 2021

Property, plant, and equipment	$1,343
Other current assets	52
Impairment	(435)
Lehi assets held for sale	$960
As of June 3, 2021, we also had a $51 million finance lease obligation included in the current portion of long-term debt and $12 million of other liabilities that we expect to transfer with the sale. The expected cash consideration, net of estimated selling expenses, approximates the carrying value of the net assets and liabilities expected to transfer in the sale, after giving effect to the impairment charge discussed above.

MICRON TECHNOLOGY, INC.
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(In millions, except per share amounts)

	3rd Qtr.	2nd Qtr.	3rd Qtr.
	June 3, 2021	March 4, 2021	May 28, 2020

GAAP gross margin	$3,126	$1,649	$1,763
Stock-based compensation	45	57	34
Inventory accounting policy change to FIFO	—	133	—
Change in inventory cost absorption	—	160	—
3D XPoint inventory write-down	—	49	—
Other	14	6	7
Non-GAAP gross margin	$3,185	$2,054	$1,804

GAAP operating expenses	$1,327	$986	$875
Stock-based compensation	(53)	(55)	(48)
Patent license charges	—	(128)	—
Restructure and asset impairments	(453)	(5)	(4)
Other	—	(1)	—
Non-GAAP operating expenses	$821	$797	$823

GAAP operating income	$1,799	$663	$888
Stock-based compensation	98	112	82
Inventory accounting policy change to FIFO	—	133	—
Change in inventory cost absorption	—	160	—
3D XPoint inventory write-down	—	49	—
Patent license charges	—	128	—
Restructure and asset impairments	453	5	4
Other	14	7	7
Non-GAAP operating income	$2,364	$1,257	$981

GAAP net income attributable to Micron	$1,735	$603	$803
Stock-based compensation	98	112	82
Inventory accounting policy change to FIFO	—	133	—
Change in inventory cost absorption	—	160	—
3D XPoint inventory write-down	—	49	—
Patent license charges	—	128	—
Restructure and asset impairments	453	5	4
Amortization of debt discount and other costs	7	8	4
Other	15	7	9
Estimated tax effects of above and other tax adjustments	(135)	(77)	39
Non-GAAP net income attributable to Micron	$2,173	$1,128	$941

GAAP weighted-average common shares outstanding - Diluted	1,145	1,144	1,129
Adjustment for stock-based compensation and capped calls	9	10	13
Non-GAAP weighted-average common shares outstanding - Diluted	1,154	1,154	1,142

GAAP diluted earnings per share	$1.52	$0.53	$0.71
Effects of the above adjustments	0.36	0.45	0.11
Non-GAAP diluted earnings per share	$1.88	$0.98	$0.82

RECONCILIATION OF GAAP TO NON-GAAP MEASURES, Continued

	3rd Qtr.	2nd Qtr.	3rd Qtr.
	June 3, 2021	March 4, 2021	May 28, 2020

GAAP net cash provided by operating activities	$3,560	$3,057	$2,023
Investments in capital expenditures, net
Expenditures for property, plant, and equipment, net(1)	(2,185)	(3,000)	(1,937)
Payments on equipment purchase contracts	(16)	(26)	(20)
Amounts funded by partners	159	143	35
Adjusted free cash flow	$1,518	$174	$101

(1)Expenditures for property, plant, and equipment, net include proceeds from sales of property, plant, and equipment of $74 million for the third quarter of 2021, $18 million for the second quarter of 2021, and $7 million for the third quarter of 2020.

As of	June 3, 2021	March 4, 2021	September 3, 2020

Cash and short-term investments	$8,349	$7,184	$8,142
Current and noncurrent restricted cash	67	67	66
Long-term marketable investments	1,399	1,316	1,048
Current and long-term debt	(6,715)	(6,621)	(6,643)
Net cash	$3,100	$1,946	$2,613

The tables above reconcile GAAP to non-GAAP measures of gross margin, operating expenses, operating income, net income attributable to Micron, diluted shares, diluted earnings per share, adjusted free cash flow, and net cash. The non-GAAP adjustments above may or may not be infrequent or nonrecurring in nature, but are a result of periodic or non-core operating activities. We believe this non-GAAP information is helpful in understanding trends and in analyzing our operating results and earnings. We are providing this information to investors to assist in performing analysis of our operating results. When evaluating performance and making decisions on how to allocate our resources, management uses this non-GAAP information and believes investors should have access to similar data when making their investment decisions. We believe these non-GAAP financial measures increase transparency by providing investors with useful supplemental information about the financial performance of our business, enabling enhanced comparison of our operating results between periods and with peer companies. The presentation of these adjusted amounts varies from amounts presented in accordance with U.S. GAAP and therefore may not be comparable to amounts reported by other companies. Our management excludes the following items in analyzing our operating results and understanding trends in our earnings:

•Stock-based compensation;
•Flow-through of business acquisition-related inventory adjustments;
•Acquisition-related costs;
•Start-up and preproduction costs;
•Employee severance;
•Patent license charges;
•Restructure and asset impairments;
•Amortization of debt discount and other costs, including the accretion of non-cash interest expense associated with our convertible notes and other debt;
•Gains and losses from debt repurchases and conversions;
•Gains and losses from business acquisition activities;
•Initial impact of inventory accounting policy change to FIFO and change in inventory cost absorption in the second quarter of 2021; and
•The estimated tax effects of above, non-cash changes in net deferred income taxes, assessments of tax exposures, certain tax matters related to prior fiscal periods, and significant changes in tax law.

Non-GAAP diluted shares are adjusted for the impact of additional shares resulting from the exclusion of stock-based compensation from non-GAAP income. Non-GAAP diluted shares also include the impact of capped calls, which are anti-dilutive in GAAP earnings per share but are expected to mitigate the dilutive effect of convertible notes, based on the average share price for the period the capped calls were outstanding.

MICRON TECHNOLOGY, INC.
RECONCILIATION OF GAAP TO NON-GAAP OUTLOOK

FQ4-21	GAAP Outlook	Adjustments		Non-GAAP Outlook

Revenue	$8.2 billion ± $200 million	—		$8.2 billion ± $200 million
Gross margin	46.0% ± 1%	1%	A	47.0% ± 1%
Operating expenses	$955 million ± $25 million	$55 million	B	$900 million ± $25 million
Diluted earnings per share(1)	$2.23 ± $0.10	$0.07	A, B, C	$2.30 ± $0.10

Non-GAAP Adjustments (in millions)

A	Stock-based compensation – cost of goods sold	$45
A	Other – cost of goods sold	6
B	Stock-based compensation – research and development	30
B	Stock-based compensation – sales, general, and administrative	25
C	Tax effects of the above items and non-cash changes in net deferred income taxes	(25)
		$81

(1)GAAP and non-GAAP earnings per share based on approximately 1.15 billion diluted shares.

The tables above reconcile our GAAP to non-GAAP guidance based on the current outlook. The guidance does not incorporate the impact of any potential business combinations, divestitures, restructuring activities, balance sheet valuation adjustments, strategic investments, financing transactions, and other significant transactions. The timing and impact of such items are dependent on future events that may be uncertain or outside of our control.